Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the Employee Stock Purchase Plan of Cerus Corporation of our report dated March 11, 2005 with respect to the financial statements of Cerus Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and our report dated May 2, 2005, with respect to Cerus Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cerus Corporation, filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

Walnut Creek, California

May 12, 2005